UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER FLOATING RATE TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Roger P. Joseph, Esq. Toby R. Serkin, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston MA 02110 (617) 341-7700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-3000

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Pioneer Floating Rate Trust, a Delaware statutory trust (the “Fund”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Fund’s solicitation of proxies from its shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders and at any and all adjournments, postponements, continuations, and reschedulings thereof (the “2020 Annual Meeting”). In connection with its 2020 Annual Meeting, the Fund filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on August 3, 2020.

Press Release Issued on August 4, 2020

Attached hereto is a press release issued by the Fund on August 4, 2020. In its press release, the Fund discloses that it is sending a letter to shareholders commenting on the proxy contest being waged by Saba Capital Management, L.P. (“Saba”) with respect to the 2020 Annual Meeting. As previously disclosed, Saba is seeking to elect three candidates to the Fund’s Board of Trustees (the “Board”) at the 2020 Annual Meeting in opposition to the three highly qualified and very experienced nominees recommended by the Board, all of whom are current members of the Board. All three of the candidates proposed by Saba have previously served as Saba’s proposed nominees in connection with Saba’s other proxy contests against closed-end funds and one of Saba’s proposed nominees serves on the board of trustees of two closed-end funds, both competitors of the Fund, as a result of proxy contests by Saba against such closed-end funds. Saba has also disclosed it intends to present a shareholder proposal at the 2020 Annual Meeting to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc., which formerly was known as Pioneer Investment Management, Inc. Given that Saba has not proposed a replacement investment adviser, the Board believes that Saba’s proposal is extremely irresponsible and potentially devastating since, if approved, it would leave the Fund without an investment adviser and at risk of suffering significant harm. The Board unanimously recommends that the Fund’s shareholders vote on the WHITE proxy card “FOR ALL” of the Board’s nominees and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. The Fund’s press release is being filed herewith because it may be deemed to be solicitation material in connection with the Fund’s solicitation of proxies to be used at the 2020 Annual Meeting.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508.

PIONEER FLOATING RATE TRUST FILES DEFINITIVE PROXY MATERIALS

AND SENDS LETTER TO SHAREHOLDERS

Executing Against its Investment Objective, the Fund Has Performed Well

Against its Peers and its Benchmark Index Across All Relevant Time Periods

The Fund’s Board is Diverse and Has the Right Mix of Skills and Experience

Needed to Oversee the Fund’s Creation of Shareholder Value During this Unprecedented Period

Vote on the WHITE Proxy Card Today “FOR ALL” the Fund’s Highly Qualified Nominees and

“AGAINST” Saba’s Potentially Devastating Proposal to Terminate the Fund’s Investment Adviser

FOR IMMEDIATE RELEASE

August 4, 2020

Boston, Massachusetts — Pioneer Floating Rate Trust (NYSE: PHD), a registered closed-end investment fund (the “Fund”), today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its upcoming 2020 Annual Meeting of Shareholders to be held on Wednesday, September 16, 2020, at 3 p.m. (Eastern). In conjunction with the mailing of its definitive proxy materials, the Fund also mailed the following letter to shareholders:

August 4, 2020

Dear Shareholder,

This year’s Annual Meeting, which will be held on Wednesday, September 16, 2020, will be a critical one for the future of the Fund and your vote could have a significant impact on your investment. You will have important decisions to make, deciding among:

Voting for the three highly qualified and very experienced nominees - Diane P. Durnin, Benjamin M. Friedman, and Kenneth J. Taubes – unanimously recommended by the Fund’s Board of Trustees. All three bring to your Board diverse perspectives, insights, experiences, and competencies that are central to the Fund’s investment objective and, as current Board members, are deeply familiar with the Fund and its investment objective and strategies, and have proven their ability to make significant contributions to the Board and oversee the creation of shareholder value;

Voting for three nominees hand-picked by Saba Capital Management, L.P., an activist investor that has a long, publicly-disclosed history of targeting closed-end funds to opportunistically extract for itself the discount between the fund’s trading price and its net asset value (“NAV”).[1] All three members of Saba’s all-male slate of nominees are unfamiliar with the Fund and, coming from Saba’s nominee “bullpen,” have a history of serving as Saba’s nominees in other proxy contests against closed-end funds. One of Saba’s nominees serves on the boards of trustees of two of the Fund’s competitors as a result of proxy contests by Saba; and

Voting for Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. (“Amundi Pioneer”), a proposal that your Board believes is self-serving, irresponsible, and potentially devastating since it would force the Fund to initiate a costly, risky, and uncertain process to identify and seek shareholder approval for a qualified replacement. In addition, your Board believes that Saba has failed to

1 Source: Factset Research, Inc. as of July 31, 2020

provide any credible reason why the investment advisory agreement should be terminated and Saba’s proposal, made without any replacement adviser being identified, could result in the Fund being “orphaned.” Your Board believes Saba’s proposal is a transparent tactic intended to pressure the Board to accede to Saba’s ultimate objective, to cause a liquidity event that results in all of Saba’s shares being cashed-out at a price that approximates NAV.

Your Board unanimously recommends that shareholders vote on the WHITE proxy card “FOR ALL” the Fund’s highly qualified and very experienced nominees and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer.

In making these important voting decisions that could have a critical impact on the future of the Fund, we urge you to consider the following:

SABA HAS TARGETED THE WRONG FUND AT THE WRONG TIME

Across all relevant and applicable time periods (5-yr, 3-yr, 1-yr, YTD), as noted below, the Fund has executed against its stated investment objective to provide investors with a high level of current income and, its secondary objective, the preservation of capital to the extent consistent with its investment objective of high current income.

In executing against its investment objective, the Fund has performed well against its peers, including when measured by market returns as well as the critical NAV metric, which measures the total value of a fund’s assets minus the total value of its liabilities. In addition, the Fund has provided better downside protection in difficult market environments, making it particularly well-positioned to deliver attractive, sustainable returns. In addition, the Fund’s portfolio has achieved a lower default rate than the broader loan universe due to the highly selective approach taken by our investment adviser, Amundi Pioneer, to floating rate investments.

We believe the Fund’s shareholders are well positioned to potentially earn attractive multi-year returns as the economy recovers.

The Fund has generated income that is competitive with its closed-end fund peers and superior to the income available from various other asset classes and product structures. This has been achieved, in part, by the Fund’s investment team utilizing a balanced approach to income generation, seeking to maximize dividends while protecting against capital erosion to ensure long-term dividend stability. As a result, the Fund is currently trading at an 8% discount to its NAV, which is meaningfully lower than its closed-end fund peers, and over longer time periods its discount has been in line with its peers.

The Fund has taken a proactive and strategic approach to mitigating its current discount.

In addition to successfully executing on its investment objective of delivering high income to investors while preserving capital, the Fund, under the supervision and guidance of its Board, has adopted a thoughtful four-layered approach to discount mitigation:

•

The Fund has historically repositioned industry segments, asset classes, and ratings buckets to create a high level of income competitive with peers in order to reduce discount variability, which we believe contributes to a narrower discount.

•

Historically, outflows due to negative investor sentiment follow poor or volatile NAV performance, and can drive closed-end fund discounts. Accordingly, the Fund placed a greater emphasis on protecting against downside risk and preventing discount widening driven by this type of negative sentiment.

•

The Fund actively adjusts the portfolio to try to maintain steady and consistent income which has contributed to the dividend predictability, which we believe in turn reduces the discount the Fund trades at.

•

Lastly, the Fund’s leverage is tied to the Fund’s NAV, and our historical avoidance of lower quality loans has improved our ability to consistently access leverage on economic terms as lower quality loans can decline more significantly and lead to forced deleveraging at suboptimal times, which we believe in turn leads to discount widening.

As indicated below, the Fund’s performance, as measured by its market returns, has exceeded the market returns of the Fund’s peer group for the referenced time periods.

The Fund’s Market Returns - as of June 30, 2020

	1-Year	3-Year	5-Year

Pioneer Floating Rate Trust	-4.10%	-0.65%	2.97%

Peer Group Average *	-10.99%	-2.34%	2.31%

Peer Group Percentile	13	19	28

Index**	-1.99%	2.07%	2.89%

*Peer group: TLI, FCT, DSU, EFF, FRA, BGT, PPR, EFT, EFR, EVF, AFT, VVR, JFR, JRO, NSL, FSLF, JQC, VTA, BGB, BGX, JSD, BSL, HFRO

**S&P/LSTA Leveraged Loan Total Return Index

Source: Morningstar as of June 30, 2020

There is a stark contrast between Saba’s nominees and the three highly qualified, experienced and valued members of your Board that Saba is seeking to replace with its proxy contest.

Our Board’s nominees bring to your Board diverse perspectives, insights, experiences, and competencies that are central to the Fund’s investment objective and, as current Board members, have proven their ability to make significant contributions to the Board’s deliberations and oversee the creation of value for the Fund’s shareholders. In stark contrast, you are presented with Saba’s hand-picked, all-male slate of nominees who your Board believes would add no relevant skills or competencies that are not already present on the Board and have no track record overseeing the creation of value at a closed-end registered investment fund as complex as the Fund. In addition, it is your Board’s belief that Saba has not provided any credible arguments as to why its proposed nominees are more qualified than the three highly qualified, experienced, and valued members of your Board that Saba is seeking to replace.

We call to your attention the extremely impressive backgrounds and qualifications of our three nominees:

•

Diane P. Durnin: an experienced asset management executive, who previously served as vice chair of one of the world’s largest asset management organization, with extensive knowledge of investment product strategy and development. While Ms. Durnin is also the newest member of the Board, having joined the Board in 2020, she has already made a significant contribution to the Board’s deliberations and its oversight over the Fund, particularly during the period following the onset of the COVID-19 pandemic.

•

Benjamin M. Friedman: an internationally renowned economist who has led the Economics Department at Harvard University and served as an adviser to the Congressional Budget Office and the Federal Reserve Bank of New York, he brings to the Board extensive knowledge of global financial markets and insights relating to how economic and monetary matters, including interest rates, may impact investment products that are directly relevant to the Board’s oversight of the Fund’s investment strategy and performance.

•

Kenneth J. Taubes: currently serves as Executive Vice President and Chief Investment Officer of Amundi Pioneer where he oversees an investment staff of over 90 professionals and, as of June 30, 2020, approximately $85 billion in assets under management. Mr. Taubes bring to the Board 40+ years of asset management industry experience, a deep understanding of fixed income markets and a strong performance record as a portfolio manager executing fixed income strategies both at Amundi Pioneer and previously at another asset management firm.

In addition to effectively overseeing the Fund’s overall investment strategy and performance, our Board monitors the Fund’s discount to NAV and takes an active approach to considering initiatives to deliver value to shareholders and potentially narrow the Fund’s discount, while also considering how such measures may impact the Fund’s ability to achieve its investment objective.

Saba has a long and very public history of being opportunistic and exploiting closed-end funds for a short-term gain at the expense of long-term investors.

We believe that, ultimately, Saba’s past history targeting closed-end funds makes clear that it has no regard for the investment objective of a fund’s long-term investors as it seeks to extract short-term gains at the expense of those investors. Since 2016, Saba has participated in 40 publicly disclosed campaigns against registered closed-end funds and extracting a fund’s discount to its NAV was a frequent area of focus for Saba.2 In addition, since 2016, Saba entered into at least 17 publicly-disclosed settlement agreements with closed-end funds that it had targeted. The common element in each of these settlements was that the fund was made to agree to a liquidity event that benefitted Saba, either a tender offer or a termination of the fund, that resulted in Saba’s equity interest in the fund being cashed out at close to NAV. 3

Saba’s proxy contest against the Fund is no different and, in this case, Saba is attempting to use a temporary discount widening, driven by an unprecedented humanitarian and public health crisis to do just that, and has even said it sees the recent downturn related to the COVID-19 pandemic as an opportunity to be exploited as they believe it “will change investor behavior in terms of voting.”

Saba’s proposal to terminate the Fund’s investment advisory agreement could result in significant harm to the Fund, including causing it to be “orphaned” with no investment adviser or viable future.

Among the numerous ways that Saba’s proposal could cause the Fund to suffer significant harm, termination of the investment advisory agreement would be an event of default under the Fund’s credit agreement, which is how the Fund employs leverage. As potential consequences of such an event of default, the Fund could (i) lose the benefit of leverage resulting in a lower current yield, (ii) incur transaction costs associated with the substantial sale of portfolio holdings made necessary by paying back all outstanding loans, and (iii) be forced to sell such portfolio holdings on “fire sale” terms.

Saba, which has not proposed a new investment adviser for the Fund, has significantly understated the risk that its proposed termination of the Fund’s investment advisory agreement with Amundi Pioneer could leave the Fund “orphaned” without an investment adviser or access to any portfolio management professionals. If the Fund’s investment advisory agreement was to be terminated, it would be difficult and costly to identify and retain, and solicit shareholder approval for, a qualified replacement adviser. This means the Fund and its investors would be exposed to substantial risk and expense and prolonged uncertainty, thereby potentially harming investors.

The Board believes Amundi Pioneer is the best choice to manage the Fund’s assets and that shareholders benefit from its resources and services and those of its parent, Amundi, one of the world’s largest asset managers with, as of June 30, 2020, approximately $1.7 trillion in assets under management (including the Pioneer Funds).

Saba may seek to force the Fund to pursue a liquidity event that could result in the Fund no longer being a viable vehicle for investors seeking high current income.

To date, Saba’s activist investor playbook has been relatively consistent and it has a well-documented history of forcing a closed-end fund to agree to a liquidity event as a condition to Saba withdrawing its threatened activist campaign against the fund. Almost every publicly-disclosed settlement agreement that Saba has entered into with a closed-end fund since 2016 contemplated some form of liquidity event such as a tender offer or a liquidation of the fund that resulted in Saba getting its shares cashed-out at a price approximating NAV.4

2 Source: Factset Research, Inc. as of July 31, 2020.

3 Source: Factset Research, Inc. as of July 31, 2020.

We expect that Saba will again take a page from its activist investor playbook and try to force the Fund to pursue a liquidity event such as a tender offer or a liquidation of the Fund. This could have deleterious effects for investors as it could cause the Fund to sell its holdings, many of which are in “odd lots” that would entail higher transaction costs, at an inopportune time and into a dislocated market, crystallizing losses for long-term investors.

In addition to exposing the Fund’s shareholders to uncertain and potentially meaningful expenses, we believe any attempt to liquidate the Fund would also deny shareholders a leveraged vehicle to benefit from a potential market recovery and destroy the Fund as a viable vehicle for investors seeking high current income while at the same time preserving capital.

If Saba was successful in its proxy contest and the Fund was forced to implement a near-term liquidity event, shareholders could see reduced monthly distributions due to higher Fund expenses and a decline in value in their current investment.

Don’t let Saba mislead you into believing that its proxy contest is intended to benefit the Fund’s long-term investors.

We believe strongly that Saba’s decision to launch a proxy contest against the Fund is completely self-interested and is not one intended to benefit the Fund’s long-term investors. Don’t be fooled by Saba and its attempt to have you believe it wants to improve the Fund and its returns. We believe that, ultimately, Saba would like to “hijack” your fund and your future returns, perhaps even see it completely liquidated, in order for it to opportunistically take advantage of the temporary discount widening that occurred in response to financial markets’ heightened concerns about the ongoing COVID-19 pandemic.

We also believe that supporting Saba’s proxy contest could have a devastating impact on the viability of the Fund as a vehicle for those investors seeking high current income while preserving capital.

As this critical annual meeting draws closer, we will continue to keep you updated with relevant information regarding Saba’s history as an opportunistic, activist investor that seeks to profit at the expense of long-term investors in closed-end investment funds. We are confident that when Saba’s history of targeting other closed-end funds is taken into account, alongside the impressive qualifications and track records of our nominees and the strong stewardship provided by our Fund’s investment adviser, Amundi Pioneer, it will be quickly apparent why supporting Saba is not in the best interests of anyone except Saba.

Your vote is important, no matter how many shares you own. Your Board unanimously recommends that shareholders vote on the WHITE proxy card “FOR ALL” the Fund’s highly qualified and very experienced nominees, and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card. Your Board encourages you to vote each WHITE proxy card you receive. If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to contact our proxy solicitor, Okapi Partners LLC, at +1 877- 566-1922 (Toll Free).

If you hold shares through a broker, bank, or other custodian, you will receive voting materials from that firm. You can complete the WHITE voting instruction form by internet, telephone, or mail. The voting instruction form will contain instructions on how to access and utilize those voting methods. Since this is a contested proxy solicitation, if you do not give voting instructions to your broker, bank, or other custodian, pursuant to the rules of the New York Stock Exchange, your broker, bank, or other custodian will not be able to vote your shares with respect to the election of trustees or Saba’s proposal to terminate the Fund’s investment advisory agreement. We urge you to instruct your broker, bank, or other custodian to vote your shares on the WHITE proxy card.

Please do not return or otherwise vote any other proxy card or voting instruction form sent to you by Saba—even as a protest vote against Saba as this may cancel your prior vote for your Board’s nominees and your vote against Saba’s proposal to terminate the Fund’s investment advisory agreement. If you have previously returned a proxy card sent to you by Saba, you can change your vote (i) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided herewith; (ii) by recording your voting instructions via telephone or the internet following the instructions on the enclosed WHITE proxy card; or (iii) by voting at the Annual Meeting. Only your latest-dated proxy card will count.

4 Source: Factset Research, Inc. as of July 31, 2020.

On behalf of your Board, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Thomas J. Perna
Chairman of the Board of Trustees

About Pioneer Floating Rate Trust

Pioneer Floating Rate Trust is an NYSE listed closed-end fund that seeks a high level of current income. It also seeks capital preservation as a secondary objective to the extent consistent with its primary objective.

About Amundi Pioneer Asset Management

Amundi Pioneer is the U.S. business of Amundi, Europe’s largest asset manager by assets under management and ranked among the ten largest globally[1]. Boston is one of Amundi’s six main global investment hubs and offers a broad range of fixed-income, equity, and multi-asset investment solutions in close partnership with wealth management firms, distribution platforms, and institutional investors across the Americas, Europe, and Asia-Pacific. Our long history of proprietary research, robust risk management, disciplined investment processes, and strong client relationships has made Amundi Pioneer an investment adviser of choice among leading institutional and individual investors worldwide. Amundi Pioneer had approximately $85 billion in assets under management as of June 30, 2020.

[1]     Source IPE “Top 400 asset managers” published in June 2020 and based on AUM as of December 31, 2019.

Media Contact
Prosek Partners
Brian Schaffer	Josh Clarkson
(646) 818-9229	(646) 818-9259
bschaffer@prosek.com	jclarkson@prosek.com

Forward Looking Statements

This press release is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and such statements are intended to qualify for the safe harbors from liability established by the PSLRA. All statements other than statements of historical fact are forward-looking and can sometimes be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “should,” “intend,” “possible,” “continue” “project,” “estimate,” “guidance” and other similar terms and phrases, whether in the negative or affirmative, although not all forward-looking statements include these words. Similarly, statements that describe the objectives, plans, or goals of the Fund or its investment adviser are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by Saba and the other participants in its solicitation, the potential impact to the Fund if Saba’s three proposed nominees are elected to the Fund’s Board of Trustees in lieu of the three incumbent trustees recommended for re-election by the Fund’s Board of Trustees, the potential impact to the Fund if Saba is successful in having its proposal to terminate the Fund’s investment adviser terminated and the Fund is left without a replacement investment adviser, the Fund’s efforts to drive investment returns and continue to create shareholder value, the ability of the Fund to continue to perform well against it peers and its benchmark index, the impact of the Fund’s efforts to narrow the gap between its net asset value per share and the Fund’s per share trading price, the potential impact to the Fund if it pursues a liquidity event as a result of Saba’s proxy contest, the viability of the Fund as an investment vehicle if it was to pursue a liquidity event as a result of Saba’s proxy contest, the ability of the Fund to generate attractive multi-year returns as the economy recovers, and the ability of the Fund to continue to execute against its stated investment objective. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections and management’s current beliefs and assumptions and are subject to various risks and uncertainties that could cause actual results, performance, and events to differ materially from those described in the Fund’s forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Shareholders on Form N-CSR for the fiscal year ended November 30, 2019, and its subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, the Fund undertakes no obligation to revise these statements, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this press release.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508.

Disclaimer

The Fund has neither sought nor obtained the consent from any third party to use any statements or information contained in this press release that have been obtained or derived from statements made or information published by any such third party. Any such statements or information should not be viewed as indicating the support of any such third party for the views expressed herein.